EXHIBIT 4.1

Subscription Agreement

This subscription agreement (this “Subscription”) is dated _____, 2019, by and between the investor identified on the signature page hereto, or the Member (as defined below) entering into the Subscription on behalf of an investor or several investors that have accounts with such Member (the “Investor”) and 1847 Holdings LLC, a Delaware limited liability company (the “Company”). The parties agree as follows:

1. Subscription. Investor agrees to buy and the Company agrees to sell to Investor such number of series A preferred shares (the “Shares”) of the Company as set forth on the signature page hereto, for an aggregate purchase price (the “Purchase Price”) equal to the product of (x) the aggregate number of Shares the Investor has agreed to purchase and (y) the purchase price per share as set forth on the signature page hereto.  The Shares are being qualified for sale pursuant to an offering statement on Form 1-A, File No. 024-11064 (the “Offering Statement”).  The Offering Statement will have been declared qualified by the Securities and Exchange Commission (the “Commission”) prior to issuance of any Shares and acceptance of any Investor’s subscription. The offering circular, however, is subject to change. A final offering circular and/or offering circular supplement will be delivered to the Investor as required by law. The Shares are being offered by Craft Capital Management LLC (the “Placement Agent”) as placement agent on a “best efforts” basis with a minimum of $1,000,000 in gross proceeds to be received prior to a Closing and maximum gross proceeds of $8,000,000. The completion of the purchase and sale of the Shares (the “Closing”) shall take place at a place and time (the “Closing Date”) to be specified by the Company and Underwriter in accordance with Rule 15c6-1 promulgated under the Securities Exchange Act of 1934, as amended (the “Exchange Act”).  Upon satisfaction or waiver of all the conditions to closing set forth in the preliminary offering circular contained in the Offering Statement when it is declared qualified by the Commission, at the Closing (i) the Purchase Price deposited by the Investor subsequent to the declaration of qualification of the Offering Statement by wire transfer of immediately available funds to the Company’s escrow account per wire instructions as provided on the signature line below shall be released to the Company, and (ii) the Company shall cause the Shares to be delivered to the Investor (A) through the facilities of The Depository Trust Company’s DWAC system in accordance with the instructions set forth on the signature page attached hereto under the heading “DWAC Instructions,” or (B) if requested by the Investor on the signature page hereto or if the Company is unable to make the delivery through the facilities of The Depository Trust Company’s DWAC system, through the book-entry delivery of Shares on the books and records of the transfer agent. If delivery is made by book entry on the books and records of the transfer agent, the Company shall send written confirmation of such delivery to the Investor at the address indicated on the Signature Page hereof. No fractional Shares shall be purchased and any excess funds representing fractional Shares shall be returned to the Investor. By payment of the Shares, the Investor acknowledges receipt of the Offering Statement and any amendment, the terms of which govern the investment in the Shares.

Each of the Placement Agent and any participating broker dealers (the “Members”) shall confirm, via the sales agency agreement, selected dealer agreement or master selected dealer agreement, as applicable, that it will comply with Rule 15c2-4 under the Exchange Act. As per Rule 15c2-4 and Notice to Members 84-7 issued by the Financial Industry Regulatory Authority, Inc. (collectively, the “Rule”), all checks that are accompanied by a subscription agreement will be promptly sent along with the subscription agreements to the escrow account by noon the next business day. In regard to monies being wired from an investor’s bank account, the Members shall request the investors to send their wires by the business day immediately following the receipt of a completed subscription document. In regard to monies being sent from an investor’s account held at the participating broker, the funds will be “promptly transmitted” to the escrow agent following the receipt of a completed subscription document and completed wire instructions by the investor to send funds to the escrow account. Absent unusual circumstances, funds in customer accounts will be transmitted by noon of the next business day. In the event that the offering does not close for any reason prior to the termination date set forth in the Offering Statement, all funds deposited in the escrow account will be returned to investors promptly in accordance with the terms of the escrow agreement and applicable law.

2. Miscellaneous. This Subscription may be executed in any number of counterparts, all of which taken together shall constitute one and the same instrument and shall become effective when counterparts have been signed by each party and delivered to the other parties hereto, it being understood that all parties need not sign the same counterpart.  Execution may be made by delivery by facsimile or via electronic format. All communications hereunder, except as otherwise specifically provided herein, shall be in writing and shall be mailed, hand delivered, sent by a recognized overnight courier service such as Federal Express, or sent via facsimile or e-mail transmission, to the party to whom it is addressed at the following addresses or such other address as such party may advise the other in writing (i) to the Company:  as set forth on the signature page hereto and (ii) to the Investor:  as set forth on the signature page hereto. All notices hereunder shall be effective upon receipt by the party to which it is addressed.

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[Signature Page to Investor Subscription Agreement for 1847 Holdings LLC]

If the foregoing correctly sets forth our agreement, please confirm this by signing and returning to us the duplicate copy of this Subscription.

1847 Holdings LLC

Number of Shares: _________________________	By:
Name:
Purchase Price per Share: $25.00	Title:
Aggregate Purchase Price: $ __________________

Address Notice: 590 Madison Avenue, 21st Floor New York, NY 10022 Tel: 212-417-9800

INVESTOR: ________________________________

By: ______________________________________
Name:
Title:

Select method of delivery of Shares: DWAC or DRS (Check One)

___________ DWAC DELIVERY INSTRUCTIONS

1.	Name of DTC Participant (broker dealer at which the account
or accounts to be credited with the Shares are maintained):
2.	DTC Participant Number:
3.	Name of Account at DTC Participant being credited with the Shares:
4.	Account Number of DTC Participant being credited with the Shares:

___________ DRS ELECTRONIC BOOK ENTRY CONFIRMATION (hold shares at transfer agent)

Name in which Shares should be issued:
Address for Shareholder: Street
City/State/Zip:	;	Attention:
Telephone No.:	;	Email:

WIRE PAYMENT INSTRUCTIONS:

NO WIRE TRANSFERS MAY BE MADE TO THE ESCROW ACCOUNT, DIRECTLY OR THROUGH ANY MEMBER UNLESS AND UNTIL: (A) THE OFFERING STATEMENT HAS BEEN DECLARED QUALIFIED BY THE COMMISSION, AND (B) A COPY OF THIS SUBSCRIPTION AGREEMENT, DULY EXECUTED BY BOTH PARTIES HERETO, HAS BEEN DELIVERED TO YOU.

To the following instructions:

Wilmington Trust, National Association

166 Mercer Street, Suite 2R, New York, NY 10012

Wilmington Trust Company

ABA #: 031100092

A/C #: ___________________________

A/C Name: 1847 Holdings LLC Escrow

Attn: Boris Treyger

International Wires: M&T Buffalo, New York ABA: 022000046 SWIFT: MANTUS33 Beneficiary Bank: Wilmington Trust Beneficiary ABA: 031100092 A/C #: ___________________________ A/C Name: 1847 Holdings LLC Escrow

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